Exhibit 2.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of June 30, 2017, is by and among Acer Therapeutics Inc. (“Acer”), and the Person set forth on Schedule A hereto (the “Shareholder”).

WHEREAS, as of the date hereof, the Shareholder is the holder of the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Opexa Therapeutics, Inc., a Texas corporation (“Opexa”), set forth opposite the Shareholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock that are hereafter issued to or otherwise acquired or owned by the Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Acer, Opexa Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Opexa (“Merger Sub”) and Opexa propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Acer, with Acer continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Acer has required that the Shareholder, and as an inducement and in consideration therefor, the Shareholder (in the Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Shareholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. At every meeting of the holders of Opexa Common Stock (the “Opexa Shareholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Opexa Shareholders act by written consent in lieu of a meeting), the Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Subject Shares (a) in favor of (i) the issuance of shares of Common Stock to the Acer Shareholders pursuant to the terms of the Merger Agreement, (ii) the change of control of Opexa resulting from the Merger, (iii) if requested by Acer, the amendment of Opexa’s certificate of formation to effect the NASDAQ Reverse Split, (iv) the amendment of Opexa’s certificate of formation to effect the name change of Opexa, (v) any Permitted Opexa Asset Sale, to the extent required and not previously approved by the Opexa Shareholders, and (vi) any proposal submitted to the Opexa Shareholders in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking approval for a non-binding, advisory vote to approve certain compensation that may become payable to Opexa’s named executed officer in connection with the completion of the Merger, if applicable; and (b) against any Acquisition Proposal.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, the Shareholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by Legal Requirements or pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, or (e) take any action that, to the knowledge of the Shareholder, would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect, or have the effect of preventing the Shareholder from performing its obligations hereunder. Notwithstanding the foregoing, (i) the Shareholder may (A) make transfers of the Subject Shares as charitable gifts or donations, (B) make transfers or dispositions of the Subject Shares to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, (C) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Shareholder, (D) make transfers of the Subject Shares to shareholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Shareholder, as applicable, or to the estates of any such shareholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Shareholder, (E) make transfers of the Subject Shares that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (F) make transfers or dispositions of the Subject Shares not involving a change in beneficial ownership, (G) if the Shareholder is a trust, make transfers or dispositions of the Subject Shares to any beneficiary of the Shareholder or the estate of any such beneficiary, provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Shareholder or the transferee provides Acer with a copy of such agreement promptly upon consummation of any such Transfer and (ii) the Shareholder may take all actions reasonably necessary to consummate the Contemplated Transactions, including, without limitation, effecting the NASDAQ Reverse Split.

1.3. No Exercise of Appraisal Rights; Waivers. The Shareholder hereby (a) waives and agrees not to exercise any dissenters’ or appraisal rights, or other similar rights, with respect to any Subject Shares that may arise in connection with the Contemplated Transactions and (b) agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder, or the approval of the Merger Agreement by the Opexa Board of Directors, breaches any fiduciary duty of the Opexa Board of Directors or any member thereof; provided, that the Shareholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Shareholder that relates solely to the Shareholder’s capacity as a director, officer or securityholder of Opexa.

1.4. Documentation and Information. The Shareholder shall permit and hereby authorizes Opexa and Acer to publish and disclose in all documents and schedules filed with the SEC, and any other disclosure document that Opexa or Acer reasonably determines to be required by applicable law in connection with the Merger and any transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Subject Shares and the nature of the Shareholder’s commitments and obligations under this Agreement; provided that Opexa or Acer, as the case may be, shall afford the Shareholder reasonable advanced notice to review and comment on such disclosure. Opexa is an intended third-party beneficiary of this Section 1.4.

1.5. Irrevocable Proxy. The Shareholder hereby revokes (or agrees to cause to be revoked) any proxies that the Shareholder has heretofore granted with respect to the Subject Shares. The Shareholder hereby irrevocably appoints Acer as attorney-in-fact and proxy for and on behalf of the Shareholder, for and in the name, place and stead of the Shareholder, to: (a) attend any and all meetings of Opexa Shareholders held for the matters addressed in Section 1.1, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares solely in furtherance of the provisions of Section 1.1 at any and all meetings of Opexa Shareholders or in connection with any action sought to be taken by written consent of Opexa Shareholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Opexa Shareholders or in connection with any action sought to be taken by written consent of Opexa Shareholders without a meeting, in any case solely in furtherance of the provisions of Section 1.1. Acer agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Shareholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Opexa. The Shareholder hereby affirms that the proxy set forth in this Section 1.5 is given in connection with and granted in consideration of and as an inducement to Acer to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1.1. The proxy set forth in this Section 1.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. With respect to any Subject Shares that are owned beneficially by the Shareholder but are not held of record by the Shareholder, the Shareholder shall take all action necessary to cause the record holder of such Subject Shares to grant the irrevocable proxy and take all other actions provided for in this Section 1.5 with respect to such Subject Shares.

1.6. No Solicitation of Transactions. The Shareholder shall not knowingly, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate, respond to or knowingly take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (c) furnish any information regarding such party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; or (d) approve, endorse or recommend any Acquisition Proposal. The Shareholder hereby represents and warrants that he, she or it has read Section 4.5 of the Merger Agreement and agrees not to engage in any actions prohibited thereby.

1.7. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Acer any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Shareholder, and Acer will have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Opexa or exercise any power or authority to direct the

Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares and except as otherwise expressly provided in the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to Acer that:

2.1. Organization; Authorization; Binding Agreement. The Shareholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Shareholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder, and constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights (the “Enforceability Exceptions”).

2.2. Ownership of Subject Shares; Total Shares. The Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, and (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to the Shareholder under an employee benefit plan of Opexa. The Subject Shares listed on Schedule A opposite the Shareholder’s name constitute all of the shares of Common Stock owned by the Shareholder as of the date hereof. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

2.3. Voting Power. The Shareholder has full voting power, with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4. Reliance. The Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Shareholder’s own choosing. The Shareholder understands and acknowledges that Acer is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Shareholder, threatened in writing against, the Shareholder or any of the Shareholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACER

Acer represents and warrants to the Shareholder that:

3.1. Organization; Authorization. Acer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated hereby is within Acer’s corporate powers and has been duly authorized by all necessary corporate actions on the part of Acer. Acer has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Acer and constitutes a valid and binding obligation of Acer enforceable against Acer in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission or electronic mail) and shall be given, (a) if to Acer, in accordance with the provisions of the Merger Agreement and (b) if to the Shareholder, to the Shareholder’s address, electronic mail address or facsimile number set forth on a signature page hereto, or to such other address, electronic address or facsimile number as the Shareholder may hereafter specify in writing to Acer for the purpose by notice to Acer.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by the Shareholder and Acer, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.4, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Acer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Acer of any of its obligations hereunder.

4.5. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the federal courts located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”); and (b) each of the parties irrevocably waives the right to trial by jury.

4.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.7. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

4.9. Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

4.10. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” when used in this Agreement shall be deemed to be used in the inclusive sense of “and/or,” the word “any” when used in this Agreement shall be deemed to be used in the sense of “any and all,” and the words “to the extent” when used in this Agreement shall mean the degree to which a subject or other item extends and shall not simply mean “if.” As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement, respectively.

The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.11. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Legal Requirements to perform their respective obligations as expressly set forth under this Agreement.

4.12. Capacity as Shareholder. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a Shareholder of Opexa, and not in the Shareholder’s capacity as a director, officer or employee of Opexa or any of its Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Opexa in the exercise of his or her fiduciary duties as a director or officer of Opexa or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Opexa or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Opexa Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Opexa’s organizational documents, the Merger, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ACER THERAPEUTICS INC.

By:
	Name:	Chris Schelling
	Title:	President and CEO

[Signature Page to Opexa Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SHAREHOLDER

(Print Name of Shareholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)

(Address)

[Signature Page to Opexa Shareholder Support Agreement]

Schedule A

Name of Shareholder	No. Shares